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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-59086 on Form S-3 of Rayovac Corporation and in Registration Statement Nos. 333-39239, 333-41815, 333-42443, and 333-68250 on Form S-8 of Rayovac
Corporation, of our report dated February 7, 2003, September 25, 2003, as to
Note 15 (which report expresses an unqualified opinion and includes two explanatory paragraphs relating to Remington Products Company, L.L.C.'s change in accounting for goodwill and intangible assets as discussed in Note 4, and the restatement described in Note 15), relating to the consolidated financial statements and financial statement schedule of Remington Products Company, L.L.C. appearing in this Current Report on Form 8-K/A of Rayovac Corporation dated September 30, 2003.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
December 8, 2003